Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8200

--Kenneth Cole Productions, Inc. Reports Fourth Quarter and Full Year 2011 Results—

New York, New York, March 1, 2012 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:  KCP) today reported financial results for the fourth quarter and full year ended December 31, 2011.

For the full year revenues increased 4.7% to $478.9 million, gross margins were down 410 basis points, and selling, general and administrative expenses as a percentage of revenues decreased 460 basis points.  The Company reported a loss of $(2.9) million for the full year, or $(0.16) per share, compared to a profit of $2.1 million or $0.11 per fully diluted share in 2010.

For the fourth quarter, net revenues increased 8.6% to $131.2 million versus $120.8 million in the fourth quarter last year.  Wholesale revenues were up 47% to $62.3 million versus the year-ago period. Over 75% of the revenue increase was driven by the inclusion of non-comp Kenneth Cole New York women’s sportswear in Wholesale, increased doors in Reaction men’s sportswear and a one-time special holiday handbag program.  Consumer Direct revenues decreased 16.6% to $54.7 million versus the year-ago period due to the closing earlier in the year of several unproductive full-priced stores and a comparable store sales decline of 5.0%. Licensing revenues in the fourth quarter improved approximately 10% to $14.2 million versus $12.9 million in the year-ago period, driven primarily by higher than anticipated inventory purchases by one international licensee.

Gross margin declined 230 basis points to 41.2% in the fourth quarter compared to 43.5% in the year ago period.  This resulted primarily from the combination of higher sourcing costs and a mix shift in revenues toward Wholesale.

Selling, general and administrative expenses, which do not include one-time charges in each fourth quarter, improved as a percentage of net revenues 680 basis points to 33.8% from 40.6% in the year ago period. This improvement was primarily the result of the elimination of overhead related to unproductive stores closed in the first quarter of 2011 and leverage achieved on Wholesale growth.

Net income on a GAAP basis for the fourth quarter was $8.0 million, or $0.43 per fully diluted share versus a loss of $2.7 million, or $(0.15) in the year ago period.  The Company noted that due to losses in prior years it did not  provide for any federal income taxes in its earnings per share calculation.

The Company ended the year with $58 million in cash and no long-term debt.  Inventory increased 12.2% to $42.2 million versus the prior year's level of $37.7 million.

In addition, the Company repurchased 107,627 shares of its stock for approximately $1.1 million during the quarter.  The Company has subsequently suspended activity under the repurchase program.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)
	12/31/11	12/31/10	12/31/11	12/31/10

Net sales	$117,034	$107,878	$432,606	$411,652

Royalty Revenue	14,177	12,929	46,338	45,676

Net revenues	$131,211	$120,807	$478,944	$457,328

Gross profit	54,062	52,500	185,441	195,863

Selling, gen’l & administrative expenses	44,301	49,077	173,163	186,498
Store closings, severance, impairment of intangible and long-lived assets	1,124	6,316	13,771	7,885
Total operating expense	45,425	55,393	186,934	194,383

Operating income/(loss)	8,637	(2,893)	(1,493)	1,480

Interest & other (loss)/income, net	(277)	61	(113)	326
Investment gains/(impairments)	-	677	(405)	1,174

Income/(loss) before taxes	8,360	(2,155)	(2,011)	2,980

Provision for income taxes	410	550	904	896

Net income/(loss)	$7,950	$(2,705)	$(2,915)	$2,084

Net income/(loss) per share:Basic	$0.44	$(0.15)	$(0.16)	$0.11

Net income/(loss) per share:Diluted	$0.43	$(0.15)	$(0.16)	$0.11

Average shares outstanding:Basic	18,116,000	18,223,000	18,211,000	18,169,000

Average shares outstanding:Diluted	18,437,000	18,223,000	18,211,000	18,533,000

Balance Sheet Data:	12/31/11	12/31/10
Cash & Cash Equivalents	$58,043	$83,395
Accounts Receivable	45,564	34,660
Inventory	42,249	37,658
Total Assets	249,818	262,969
Working Capital	92,302	100,286
Accounts Payable & Accrued Expenses	46,435	43,608
Long-term Debt	-	-
Total Shareholders’ Equity	143,866	146,735